Exhibit 99.1

For Release:	Immediately

Contact:	Media –
	Christopher M. Farage - Vice President, Corp. Communications cfarage@parker.com	216/896-2750

Financial Analysts –
	Pamela Huggins, Vice President - Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol: PH – NYSE

Parker Surpasses $12 Billion in Sales and Delivers All-Time Records for Sales, Earnings and Operating Cash Flow

— Company Outlook Anticipates Another Record Year in Fiscal 2009

CLEVELAND, July 31, 2008 - Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fourth quarter and for the fiscal year ended June 30, 2008. These results mark all-time records for Parker in annual sales, earnings and cash flow from operating activities.

For the 2008 fiscal year, the company surpassed $12 billion in sales for the first time in its 90 year history. Sales reached a record $12.1 billion, an increase of 13.3 percent from the previous year, including 4.8 percent organic growth. Net Income increased 14.4 percent to $949.5 million, compared to $830.0 million a year ago, and earnings per diluted share increased 18.2 percent to $5.53, compared to $4.68 a year ago. Excluding a non-operating charge of 8 cents per diluted share, as a result of establishing a contingency reserve with respect to previously disclosed litigation, fiscal 2008 earnings per diluted share were $5.61, representing a 19.9 percent increase compared to the prior year.

For the fourth quarter of fiscal 2008, sales increased 16.4 percent to $3.3 billion, compared to $2.9 billion in the same period last year, including 6.4 percent organic growth. Fourth quarter net income increased 16.3 percent to $252.6 million, compared to $217.2 million a year ago, and fourth quarter earnings per diluted share increased 19.5 percent to $1.47 from $1.23 a year ago. Excluding the non-operating charge of 8 cents per diluted share, fiscal 2008 fourth quarter earnings per diluted share were $1.55, an increase of 26.0 percent compared to the prior year period.

“We are pleased that we have completed another record year of financial performance thanks to the dedication of Parker employees around the world,” said Chairman, CEO and President Don Washkewicz. “Perhaps even more gratifying, as a company focused on long-term performance, we have been able to deliver strong performance year in and year out. Despite challenging economic conditions, our continued focus on the core goals of the Win Strategy has enabled us to consistently deliver record results for our shareholders.

“Once again this year we achieved sales growth that exceeded our 10 percent annual goal, and reported record sales of more than $12 billion. Of the 13 percent growth this fiscal year, 5 percent was organic, 3 percent was from strategic acquisitions, and the remainder was from the effects of foreign currency exchange rates. Our sales growth also demonstrates the significant progress we have made in international operations, which helps mitigate the effects of regional economic cycles. In our Industrial International segment, fiscal 2008 revenues grew by 28 percent and operating income grew by 48 percent. Significantly, Industrial International operating margins exceeded margins in our Industrial North America segment and completed the year as our most profitable operating segment. This is primarily a result of executing our Win Strategy European initiatives when operating margins in the Industrial International segment were in the single digits.

“We also generated record annual cash flow from operating activities at more than $1.3 billion, or 10.8 percent of sales, which gives us the flexibility to invest for growth while simultaneously maintaining a strong balance sheet. Acquisitions continued to play a role in our growth strategy, as we strengthened our portfolio by adding 10 companies in fiscal 2008 with nearly $546 million in annualized revenues. We also invested $584 million to repurchase 7.9 million Parker common shares and we increased our dividend 21 percent, paying out approximately $142 million to shareholders, and extending our dividend increase record to 52 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 Index.”

Segment Results

In the Industrial North America segment, fourth-quarter sales increased 10.5 percent to $1.2 billion, and operating income decreased 1.0 percent from the prior year to $162.9 million. For the full year, Industrial North America sales increased 4.6 percent to $4.2 billion, and operating income increased 1.6 percent from the prior year to $607.8 million.

In the Industrial International segment, fourth-quarter sales increased 27.6 percent to $1.4 billion, and operating income increased 48.6 percent from the prior year to $213.0 million. For the full year, Industrial International sales increased 28.3 percent to $5.0 billion, and operating income increased 48.0 percent from the prior year to $788.9 million.

In the Aerospace segment, fourth-quarter sales increased 14.7 percent to $509.8 million, and operating income increased 8.2 percent from the prior year to $72.8 million. For the full year, Aerospace sales increased 9.0 percent to $1.8 billion, and operating income declined 7.2 percent from the prior year to $250.5 million.

In the Climate & Industrial Controls segment, fourth-quarter sales decreased 0.8 percent to $289.5 million, and operating income decreased 19.8 percent from the prior year to $20.3 million. For the full year, Climate & Industrial Controls sales decreased 1.6 percent to $1.1 billion, and operating income decreased 27.7 percent from the prior year to $59.5 million.

Orders

In addition to financial results, Parker also reported an increase of 8 percent in total orders for the quarter ended June 30, 2008 compared to the same quarter a year ago. Parker reported the following orders by operating segment:

•	Orders increased 4 percent in the Industrial North America segment versus the same quarter a year ago.

•	Orders increased 8 percent in the Industrial International segment versus the same quarter a year ago.

•	Orders increased 23 percent in the Aerospace segment based upon a rolling 12-month average.

•	Orders decreased 7 percent in the Climate and Industrial Controls segment versus the same quarter a year ago.

Outlook

For fiscal 2009, the company issued guidance for earnings from continuing operations in the range of $5.65 to $6.05 per diluted share.

“We remain uniquely positioned to meet the needs of both the OEM and MRO segments in the markets we serve and expect to deliver another record year in fiscal 2009,” added Washkewicz. “Our employees will continue to implement the Win Strategy to sustain our performance well into the future.

“Longer term, we are excited about the prospects for continued growth in our ever-expanding markets. The demand for infrastructure improvement in developing nations globally, combined with new approaches to harnessing the earth’s natural resources in the search for alternative energy, are just a couple of examples of how demand in our markets is growing. Parker technologies are playing an important role in these areas as we advance the science of motion and control systems to serve our customers.”

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal fourth-quarter results is available to all interested parties via live webcast today at 10:00 a.m. ET, on the company’s investor information web site, http://www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker.

With annual sales exceeding $12 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 61,000 people in 48 countries around the world. Parker has increased its annual dividends paid to shareholders for 52 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at http://www.parker.com, or its investor information site at http://www.phstock.com.

Notes on Orders

Orders provide near-term perspective on the company’s outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The Total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for the Industrial North America, Industrial International, and Climate and Industrial Controls segments, and the year-over-year 12-month rolling average of orders in the Aerospace segment.

Forward-Looking Statements:

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within both its industrial and aerospace markets, and the company’s ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, and growth, innovation and global diversification initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment results. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments or significant changes in financial condition; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; uncertainties surrounding the ultimate resolution of outstanding litigation; competitive market conditions and resulting effects on sales and pricing; increases in raw material costs that cannot be recovered in product pricing; the company’s ability to manage costs related to employee retirement and health care benefits and insurance; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

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PARKER HANNIFIN CORPORATION - JUNE 30, 2008

CONSOLIDATED STATEMENT OF INCOME

	Three Months Ended June 30,		Year Ended June 30,
(Dollars in thousands except per share amounts)	2008	2007	2008	2007
Net sales	$3,346,752	$2,874,365	$12,145,605	$10,718,059
Cost of sales	2,575,422	2,223,756	9,339,072	8,272,949

Gross profit	771,330	650,609	2,806,533	2,445,110
Selling, general and administrative expenses	373,138	333,434	1,364,082	1,226,861
Interest expense	25,019	21,535	98,996	83,414
Other expense (income), net	18,355	(2,294)	16,931	(24,447)

Income before income taxes	354,818	297,934	1,326,524	1,159,282
Income taxes	102,253	80,748	377,058	329,236

Net income	$252,565	$217,186	$949,466	$830,046

Earnings per share:

Basic earnings per share	$1.51	$1.25	$5.64	$4.75

Diluted earnings per share	$1.47	$1.23	$5.53	$4.68

Average shares outstanding during period - Basic	167,545,162	173,479,484	168,285,487	174,643,327
Average shares outstanding during period - Diluted	171,441,236	176,845,301	171,643,835	177,494,890

Cash dividends per common share	$.21	$.173	$.84	$.692

BUSINESS SEGMENT INFORMATION BY INDUSTRY

	Three Months Ended June 30,		Year Ended June 30,
(Dollars in thousands)	2008	2007	2008	2007
Net sales
Industrial:
North America	$1,165,685	$1,054,987	$4,249,918	$4,063,889
International	1,381,824	1,082,960	5,006,310	3,900,628
Aerospace	509,791	444,558	1,837,888	1,685,431
Climate & Industrial Controls	289,452	291,860	1,051,489	1,068,111

Total	$3,346,752	$2,874,365	$12,145,605	$10,718,059

Segment operating income
Industrial:
North America	$162,940	$164,583	$607,821	$598,405
International	213,022	143,380	788,925	533,136
Aerospace	72,847	67,309	250,523	269,931
Climate & Industrial Controls	20,285	25,297	59,494	82,316

Total segment operating income	$469,094	$400,569	$1,706,763	$1,483,788
Corporate general and administrative expenses	59,461	57,909	192,966	179,077

Income from operations before interest expense and other	409,633	342,660	1,513,797	1,304,711
Interest expense	25,019	21,535	98,996	83,414
Other expense	29,796	23,191	88,277	62,015

Income before income taxes	$354,818	$297,934	$1,326,524	$1,159,282

PARKER HANNIFIN CORPORATION - JUNE 30, 2008

CONSOLIDATED BALANCE SHEET

	June 30,
(Dollars in thousands)	2008	2007
Assets
Current assets:
Cash and cash equivalents	$326,048	$172,706
Accounts receivable, net	2,046,726	1,737,748
Inventories	1,494,694	1,265,802
Prepaid expenses	82,326	69,655
Deferred income taxes	145,831	140,264

Total current assets	4,095,625	3,386,175
Plant and equipment, net	1,926,522	1,736,372
Goodwill	2,798,092	2,254,069
Intangible assets, net	1,020,609	595,607
Other assets	546,006	469,190

Total assets	$10,386,854	$8,441,413

Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$118,864	$195,384
Accounts payable	961,886	788,560
Accrued liabilities	919,370	788,562
Accrued domestic and foreign taxes	183,136	152,739

Total current liabilities	2,183,256	1,925,245
Long-term debt	1,952,452	1,089,916
Pensions and other postretirement benefits	491,935	354,398
Deferred income taxes	162,678	114,219
Other liabilities	337,562	245,970
Shareholders’ equity	5,258,971	4,711,665

Total liabilities and shareholders’ equity	$10,386,854	$8,441,413

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended June 30,
(Dollars in thousands)	2008	2007
Cash flows from operating activities:
Net income	$949,466	$830,046
Depreciation and amortization	326,724	294,566
Stock-based compensation	44,947	33,203
Net change in receivables, inventories, and trade payables	(93,136)	(86,663)
Net change in other assets and liabilities	132,231	(49,687)
Other, net	(43,622)	(64,560)

Net cash provided by operating activities	1,316,610	956,905

Cash flows from investing activities:
Acquisitions (net of cash of $21,276 in 2008 and $15,591 in 2007)	(921,014)	(378,639)
Capital expenditures	(280,327)	(237,827)
Proceeds from sale of plant and equipment	29,997	45,826
Other, net	544	(9,121)

Net cash (used in) investing activities	(1,170,800)	(579,761)

Cash flows from financing activities:
Net (payments for) common share activity	(523,557)	(366,237)
Net proceeds from debt	667,039	107,073
Dividends	(142,260)	(121,263)

Net cash provided by (used in) financing activities	1,222	(380,427)

Effect of exchange rate changes on cash	6,310	4,436

Net increase in cash and cash equivalents	153,342	1,153
Cash and cash equivalents at beginning of period	172,706	171,553

Cash and cash equivalents at end of period	$326,048	$172,706